EXHIBIT 10.63

AGREEMENT FOR PURCHASE AND SALE OF ASSETS

This Agreement is made as of April 15, 2005 at San Diego, California, among SnowPure, LLC, (Buyer), a Nevada Limited Liability Company, having its principal office at P.O. Box 8157, Rancho Santa Fe, California; Electropure Inc. (Corporation), a California corporation, having its principal office at 23456 South Pointe Drive, Laguna Hills, California; and Electropure EDI, Inc. (Subsidiary), a Nevada corporation, having its principal office at 23456 South Pointe Drive, Laguna Hills, California. Corporation and Subsidiary are collectively referred to in this Agreement as Selling Parties.

RECITALS:

A.                                   Buyer desires to purchase from Corporation and Corporation desires to sell to Buyer, on the terms and subject to the conditions of this Agreement, substantially all the assets, business, and properties of Subsidiary and the Membrane Division of Corporation (collectively Subsidiary) in exchange for the consideration and assumption of certain liabilities described in paragraphs 3.0 and 4.0; Subsidiary desires this transaction to be consummated.

AGREEMENT:

In consideration of the mutual covenants, agreements, representations, and warranties contained in this Agreement, the parties agree as follows:

1.0                                 Definitions. As used in this Agreement, the following defined terms have the following meanings:

1.1                                 “Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, deed of trust, security interest, encumbrance, claim, infringement, option, right of first refusal, preemptive right, community property interest, or restriction of any nature on any asset. “Encumbrance,” as used herein, specifically excludes the UCC-1 Financing Statement filed in connection with the Promissory Note described in Section 14.4 of this Agreement, lessor and licensor interests in the Assets, and any lien arising under bulk sales laws in connection with the Assumed Liabilities;

1.2                                 “Entity” means a Person other than an individual;

1.3                                 “Governmental Authority” means any federal, state, local, or foreign court, administrative agency or commission, or other governmental authority or instrumentality;

1.4                                 “Intellectual Property Rights” means, collectively, all of the following worldwide intangible legal rights, acquired by ownership, license, or other legal operation: (1) all patents, patent applications, and patent rights, including all continuations, continuations-in-part, divisions, reissues, reexaminations, and extensions of them, (2) all trademarks, trade names, logos, and service marks, registered or not; (3) all rights associated with works of authorship, including copyrights (registered or not), copyright applications, copyright registrations; (4) all inventions (patentable or not), know-how, show-how, formulas, processes, techniques, confidential business information, trade secrets, and other proprietary information, technology, and intellectual property rights, and (5) all rights to sue or make any claims for any past, present, or future misappropriation or unauthorized use of any of the foregoing rights and the right to receive income, royalties, damages, or payments that are now or will later become due with regard to the foregoing rights.

1.5                                 “Person” means any individual, corporation, partnership, estate, trust, company (including any limited liability company), firm, or other enterprise, association, organization, or Governmental Authority;

1.6                                 “Proceeding” means any claim, action, suit, investigation, or administrative or other Proceeding before any Governmental Authority or any arbitration or mediation;

1.7                                 “Taxes” means any and all federal, state, local, or foreign taxes, assessments, and other governmental charges, duties, impositions, and liabilities relating to taxes of any kind, together with all interest, penalties, and additions imposed with respect to such amounts.

2.0                                 Sale and Transfer of Assets. Subject to the terms and conditions set forth in this Agreement, at the Closing, Selling Parties will sell, convey, transfer, assign, and deliver to Buyer, and Buyer will purchase from Selling Parties, all rights and title to, and interest in, the assets, properties, and business of Subsidiary of every kind, character, and description, whether tangible, intangible, or personal, and wherever located, but only to the extent solely relating to the business of the Subsidiary (other than any assets or rights that are specifically excluded from the definition of Assets, as set forth on Exhibit B, and that are not being sold to Buyer under this Agreement) (all of which are sometimes collectively referred to as the Assets), free and clear of all Encumbrances, including specifically, all those assets set forth on Exhibit A (A-1, A-2, and A-3) hereto.

3.0                                 Consideration from Buyer at Closing and Post-Closing Adjustments. As full cash payment for the transfer of the Assets to Buyer, Buyer will deliver to Corporation at the Closing, in accordance with the provisions of paragraph 15.0, a bank cashier’s check or wire transfer, payable to the order of Corporation in the amount of the difference between $800,000 and (a) the Assumed Liabilities set forth on Exhibit C, plus evidence of the assumption of the Liabilities as set forth in Section 4.0 (collectively, the Purchase Price) in the form of an Assignment and Assumption Agreement plus (b) the accrued payroll and unreimbursed expenses set forth on Exhibit D which are due and payable to Buyer by the Selling Parties and are being discharged as partial payment of the Purchase Price. If Selling Parties elect to be paid by wire transfer, it shall be at Selling Parties’ expense.

4.0                                 Assumption of Liabilities. From and after the Closing, Buyer will assume all of Selling Parties’ rights and obligations arising after the Closing under those contracts (and only those contracts), and accounts payable listed in Exhibit C (the “Assumed Liabilities”). Corporation or Subsidiary, as the circumstances require, shall remain liable for all obligations arising from pre-Closing breaches under such contracts arising before the Closing. Subsidiary will have the right to require Buyer to complete any prepaid customer sales order not assumed by Buyer in that exhibit for Subsidiary’s account at a price to Subsidiary equal to Buyer’s cost (“cost” to be defined as materials plus labor at rates not to exceed current labor rates). Buyer shall also assume the obligations for all warranty work for products sold before the Closing. It is expressly understood and agreed that Buyer will not be liable for any of the debts, obligations, or liabilities of Selling Parties of any kind other than those specifically assumed by Buyer under this paragraph and that Corporation or Subsidiary, as the case may be, shall remain liable and responsible for any and all of its debts, obligations, and liabilities not expressly assumed by Buyer under this Agreement. Buyer agrees to discharge the Assumed Liabilities and warranty obligations in accordance with their terms from and after the Closing.

4.1                                 The assumption by Buyer of the debts, liabilities, and obligations of Selling Parties expressly exclude (1) 50% of any sales and use Tax imposed on Selling Parties because of the sale of its assets and business; (2) all other Tax except as set forth in (1) hereinabove; (3) any liabilities or expenses Selling Parties incurred in negotiating and carrying out its obligations, or its dissolution and liquidation, under this Agreement (including attorney fees or accountant fees); (4) any obligations incurred by Selling Parties after the Closing Date; (5) any liabilities or obligations incurred by Selling Parties in violation of, or as a result of Corporation’s or Subsidiary’s violation of, this Agreement, except for unprocured, required consents to permit the assumption of liabilities by Buyer; (6) any obligations or liabilities of Selling Parties under any Environmental Laws (as defined in Section 4.2; (7) any obligations or liabilities of Selling Parties for, or arising out of, any Proceeding pending against Corporation or Subsidiary, except for liabilities specifically assumed hereunder, or any tortious, unlawful fraudulent conduct on the part of Selling Parties or either of them; and (8) any billed or unbilled fees or expenses for attorneys, accountants or other consultants of Selling Parties. It is the intent of this provision that Buyer shall pay one-half and Selling Parties the remaining portion of any sales tax arising from the sale of Assets hereunder and that payment for such sales and use tax shall be payable and collected from Buyer at the Closing.

4.2                                 For purposes of this Agreement, “Environmental Law” means all federal, state, local, and foreign laws and regulations, relating to pollution, the protection of human health, or the environment, including ambient air, surface water, ground water, land surface, or subsurface strata, including those regulations relating to the emission, discharge, release or threatened release, manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials. “Hazardous Material” means any pollutant, contaminant, toxic, hazardous, or noxious substance or waste that is, or becomes before Closing, regulated by any Governmental Authority under any Environmental Law, including (1) oil or petroleum compounds, flammable substances, explosives, radioactive materials, or other materials that pose a hazard to human beings or cause any real property to be in violation of any

Environmental Law; (2) to the extent regulated, asbestos and asbestos-containing materials; (3) any materials regulated under the Toxic Substance Act (15 USC §2601), (4) any materials designated as “hazardous substances” under the Clean Water Act (33 USC §1251), or under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 USC §9601), and (5) any “hazardous waste” under Resource Conservation and Recovery Act (42 USC §6901).

5.0                                 Purchase Price and Allocation. The exact Purchase Price of the Assets will be $800,000 allocated as follows:

5.1                                 Physical Assets - actual amount at Closing as determined by mutual agreement of the parties;

5.2                                 Inventory - actual amount at Closing;

5.3                                 Accounts Receivable - actual amount at Closing; and

5.4                                 Intellectual Property - (balance of $800,000 less 5.1, 5.2 and 5.3)

Each of the parties agrees to report the transactions contemplated by this Agreement for all Tax purposes (including in Tax returns) in a manner that is consistent with the foregoing allocation of the Purchase Price and not to take any position inconsistent with such allocation in any Tax return, refund claim, or any litigation relating to Taxes.

6.0                                 Excise and Property Taxes. Buyer shall pay one-half and Selling Parties the remaining portion of all sales, use, and similar Taxes arising from the transfer of the Assets (other than Taxes on a party’s income) and Selling Parties will pay all state and local personal property Taxes of the business due for the personal property reported on Corporation’s Business Property Statement as of January 1, 2005. Buyer will be responsible to pay all state and local personal property Taxes from and after that date on the Assets to be transferred hereunder. Notwithstanding the foregoing, if Buyer fails to provide a reseller’s certificate to Selling Parties on or prior to the Closing, Buyer shall be solely responsible for all sales, use, and similar taxes arising in respect of the sale of the Inventory to Buyer. Buyer will not be responsible for any business, occupation, withholding, or similar Tax, or any Taxes of any kind incurred by Corporation or Subsidiary related to any period before the Closing Date.

7.0                                 Representations and Warranties of Selling Parties. Except as set forth in the Disclosure Schedule attached as Exhibit E from Selling Parties to Buyer delivered to Buyer in connection with the execution of this Agreement (the “Disclosure Schedule”), Selling Parties, as of the date of this Agreement and as of the Closing, jointly and severally, warrant that:

7.1                                 Corporate Status. Corporation is a corporation duly organized, validly existing, and in good standing under the laws of California and has all necessary corporate powers to own its properties and operate its business as now owned and operated by it.

7.2                                 Subsidiaries. Subsidiary is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada; has all necessary corporate power to own its properties and to carry on its business as now owned and operated by it; and is duly qualified to do intrastate business as a foreign corporation and is in good standing in California. All the issued and outstanding shares of capital stock of Subsidiary are validly issued, fully paid, and nonassessable, and are owned by Corporation, free and clear of all options, warrants, rights of refusal, preemptive rights, claims, charges, and restrictions and other Encumbrances.

7.3                                 Financial Statements. Corporation represents that it has filed and has made available to Buyer a Form 10-KSB for the fiscal years ended October 31, 2001, 2002 and 2003, each of which contain the consolidated balance sheets of the Corporation, the related consolidated statements of income, changes in shareholders’ equity and cash flows for the fiscal years ending on those dates, audited by Hein & Associates, Corporation’s independent public accountants.

7.4                                 Real Property Interests. Subsidiary and the Membrane Division of Corporation currently occupy and conduct operations in a certain portion of the building located at 23456 South Pointe Drive, Laguna Hills, CA. Such building is owned by Electropure Holdings, LLC (“LLC”), a subsidiary of Corporation, and neither Subsidiary nor the membrane division have been charged or owe a fee for its occupancy. It being understood, however, that the parties to this Agreement intend, but are not required, to enter into a subsequent arrangement, at or after Closing, to rent or lease space in the building to the Buyer under terms to be negotiated in good faith. Selling Parties shall only be obligated to negotiate in good faith with Buyer for a period of 30 days after the Closing. Buyer acknowledges that the LLC intends to sell the building, and agrees to cooperate with LLC and Selling Parties in permitting the LLC to show the building to potential buyers, and otherwise as is reasonably requested by the LLC and Selling Parties. Buyer further agrees that any rental or lease agreement entered into with LLC must permit termination upon sale of the building.

7.5                                 Inventory. Except for sales made in the ordinary course of business, all the inventories are the property of Corporation or Subsidiary. No item included in the inventories is subject to any Encumbrance, except as set forth in Section 7.5 of the Disclosure Schedule. Corporation warrants that it has conducted an internal physical count of the Material Inventories as at March 31, 2005 and has provided Buyer with the results of such physical count. For the purposes of this section, the term Material Inventories means all items of $500.00 or more in book value.

7.6                                 Tangible Personal Property. The books and records of Corporation and Subsidiary contain a materially correct description of, and the location of, all capitalized trucks, forklifts, automobiles, other vehicles, machinery, equipment, furniture, fixtures, and other fixed assets owned by, in the possession of, or used by Subsidiary in connection with its business, work in process, and finished goods. No personal property used by either Corporation or Subsidiary in connection with Subsidiary’s business is held under any lease or subject to any

Encumbrance or held by Corporation or Subsidiary on consignment from others (except as stated in Section 7.6 of the Disclosure Schedule).

7.7                                 Accounts Receivable. All accounts receivable of Subsidiary to be purchased by Buyer under this Agreement (as identified in Exhibit F) arose from valid sales in the ordinary course of business.

7.8                                 Intellectual Property Rights. Corporation has no actual notice of any claims that would impede the Corporation’s ownership of, or its right to use, all Intellectual Property Rights necessary for the operation of the business of Subsidiary as presently conducted.

7.9                                 Other Intangible Property. Exhibit A-3 to this Agreement is a complete and accurate list of all patents, patent applications, logos, servicemarks, and trademarks, other than those specifically referred to elsewhere in this Agreement.

7.10                           Title to Assets. Corporation and Subsidiary have good and marketable title in and to all of the Assets free and clear of all Encumbrances.

7.11                           Authority and Consents. Subject to obtaining approval of a majority vote of the shareholders of the Selling Parties in accordance with the Selling Parties’ respective charter documents and compliance with the securities laws and other SEC instructions directed to the Corporation, Selling Parties have the right, power, legal capacity, and authority to enter into and perform their respective obligations under this Agreement (including the sale of the Assets to Buyer), and no approvals or consents of any Persons other than Selling Parties are necessary in connection with the sale of the Assets to Buyer and the performance by Corporation and Subsidiary of their respective obligations under this Agreement. Subject to obtaining approval of a majority vote of the shareholders of the Selling Parties in accordance with their respective charter documents and compliance with the securities laws and other SEC instructions directed to the Corporation, the execution, delivery, and performance of this Agreement by Corporation and Subsidiary and the consummation of the transactions contemplated have been duly authorized by all necessary corporate action on the part of Corporation and Subsidiary.

8.0                                 Buyer’s Representations and Warranties. Buyer warrants that:

8.1                                 Buyer is a limited liability company duly organized, existing, and in good standing under the laws of Nevada. The execution and delivery of this Agreement and the consummation of this transaction by Buyer have been duly authorized, and no further company authorization is necessary on the part of Buyer.

8.2                                 No consent, approval, or authorization of, or declaration, filing, or registration with, any Governmental Authority is required to be made or obtained by Buyer in connection with the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated by this Agreement.

8.3                                 Buyer acknowledges that except for the express representations and warranties made hereunder by Selling Parties, the Assets are being sold “as is.” Buyer further represents that it has not relied on any information or documents other than as set forth in this Agreement and the Disclosure Schedules hereto and Buyer’s independent investigation of the business. Buyer acknowledges that its sole member, Michael Snow, is the general manager of the Subsidiary, and is very familiar with business and operations being acquired hereby. Buyer agrees and acknowledges that it has also conducted, and will continue to conduct through the Closing, its own, independent, due diligence review of the Assets and the business being acquired. Buyer agrees that notwithstanding anything contained herein to the contrary, Selling Parties shall not be liable for any breach of any representation or warranty of which the underlying facts or circumstances Michael Snow has actual knowledge.

8.4                                 Buyer represents that he is not an officer of the Corporation or the Subsidiary or equivalent position with policy making authority.

8.5                                 Buyer represents and acknowledges that it is aware that the Selling Parties are under financial duress, have not been able to meet their respective obligations as they come due, and the Corporation is not in compliance with its reporting obligations under the securities laws.

9.0                                 Pre-Closing Obligations. The parties agree that from the date of this Agreement until the earlier to occur of the Closing or the termination of this Agreement in accordance with its terms:

9.1                                 Buyer’s Access to Premises. Buyer and its counsel, accountants, and other representatives will have full access during normal business hours to all properties, books, accounts, records, contracts, and documents of or relating to Subsidiary. Selling Parties will furnish or cause to be furnished to Buyer and its representatives all data and information concerning the business, finances, and properties of Subsidiary that may reasonably be requested.

9.2                                 Conduct of Business in Normal Course. Subject to Selling Parties’ available cash, which all parties acknowledge is severely limited, Selling Parties will not make or institute any unusual or novel methods of manufacture, purchase, sale, lease, management, accounting, or operation that vary materially from those methods used by Corporation and Subsidiary on the date of this Agreement.

9.3                                 No Change in Business Relationships. Subject to available cash flow, Selling Parties will use reasonable efforts under the circumstances to preserve their respective business organizations intact, to keep available to Corporation and Subsidiary their present officers and employees, and to preserve their present relationships with suppliers, customers, and others having business relationships with them.

9.4                                 No Change in Corporate Structures. Subsidiary will not (1) amend its articles of incorporation or bylaws, except as contemplated by this Agreement; (2) issue any shares of its capital stock; (3) issue or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments under which any additional shares of its capital stock of any class might be directly or indirectly authorized, issued, or transferred from treasury; or (4) agree to do any of the acts listed above.

9.5                                 Maintenance of Insurance. Subject to available cash flow, Selling Parties will continue to carry their existing insurance.

9.6                                 Employees and Compensation. Unless Selling Parties and Buyer first mutually agree, Subsidiary will neither do, nor agree to do, any of the following acts: (1) make any increase in compensation payable, or to become payable, by Subsidiary to any officer, employee (including membrane employees), sales agent, or representative; or (2) make any increase in benefits payable to any officer, employee, sales agent, or representative under any bonus or pension plan or other contract or commitment.

9.7                                 New Transactions. Prior to Closing, neither Corporation nor Subsidiary will, without Buyer’s written consent, do or agree to do any of the following acts as they pertain to Subsidiary and the membrane operation:

(1) Enter into any contract, commitment, or transaction not in the usual and ordinary course of its business or not consistent with its past practices;

(2) Make any capital expenditures, or enter into any leases of capital equipment or property;

(3) Sell or dispose of any capital assets, or place or allow to be imposed any Encumbrance on any of the Assets;

(4) Enter into any blanket purchase orders in excess of $5,000;

(5) Enter into any licenses; or

(6) Take any steps toward the dissolution or winding up of Subsidiary, except as contemplated by this Agreement.

Notwithstanding the foregoing, the Selling Parties may take any action, including without limitation any of the above, necessary or appropriate to fulfill the fiduciary duties of the board of directors to the Corporation’s shareholders and the Selling Parties’ creditors, upon the concurring advice of Corporation’s counsel, including without limitation the termination of this Agreement.

9.8                                 No Dividends Distributions or Acquisitions of Stock. Subsidiary will not:

(1) Declare, set aside, or pay any dividend or make any distribution in respect of its capital stock;

(2) Directly or indirectly purchase, redeem, or otherwise acquire any shares of its capital stock; or

(3) Enter into any agreement obligating it to do any of the foregoing prohibited acts.

9.9                                 Restrictions on Payment of Liabilities and Waiver of Claims. Subsidiary will not do, or agree to do, any of the following acts: (1) pay any obligation or liability, fixed or contingent, other than in the ordinary course of business; (2) waive or compromise any right or claim; or (3) cancel, without full payment, any note, loan, or other obligation owing to Subsidiary.

9.10                           No Change in Existing Agreements. Neither Corporation nor Subsidiary will modify, amend, cancel, or terminate any of its existing contracts or agreements related to the Assets listed in Exhibit A hereto, or agree to do any of those acts without prior approval by Buyer, other than in the ordinary course of business.

9.11                           Consents of Third Parties. As soon as reasonably practical after the execution and delivery of this Agreement, and in any event on or before the Closing Date, Selling Parties will obtain the necessary written consents to permit the assumption of liabilities by Buyer, with the reasonable assistance and cooperation of Buyer pre-Closing, and will furnish to Buyer executed copies of those consents. Buyer and Selling Parties will exercise reasonable efforts and promptly execute and deliver any documents and instruments that may be reasonably required to assist in obtaining such consents. Selling Parties shall have no liability to Buyer for the failure to obtain any consent prior to Closing if Buyer elects to close the transactions contemplated hereby without such consent.

9.12                           Approval of Governmental Authorities. As promptly as practicable after the execution of this Agreement, Corporation and Buyer will each prepare and file any filings required to be filed by it under the Securities Exchange Act of 1934, the Securities Act, or any other federal, state, or foreign laws relating to the transactions contemplated by this Agreement (“Other Filings”). Corporation and Buyer each shall promptly supply the other with any information that may be required to effectuate any filings under this paragraph.

9.13                           Corporate and Shareholder Approvals. Corporation and Subsidiary will deliver to Buyer, on or before the Closing Date, a written consent of a majority in interest of its shareholders, or such other approvals as is required in accordance with Selling Parties’ respective charter documents (“Shareholders”), authorizing and approving the Corporation’s and Subsidiary’s execution, delivery, and performance of its obligations under this Agreement (including the sale of substantially all of Subsidiary’s assets to Buyer under this Agreement). The record date for Shareholders entitled to notice of and to vote as per this section shall be the date of the execution of this Agreement, or earlier.

9.14                           Seller to Hold Information in Confidence. From and after the Closing, Selling Parties and their respective officers, directors, and other representatives will each hold in strict confidence all information of a confidential nature and not generally known to the public with respect to the business of Corporation and Subsidiary or the Assets except when that disclosure of such information may be required by law or by any Governmental Authority or in any Proceeding. If any of the Selling Parties believe that such disclosure is required, that party will give Buyer advance notice of the disclosure and the basis for it, and permit Buyer a reasonable opportunity to eliminate the need for or to narrow such disclosure. Buyer acknowledges that a copy of this Agreement may be required to be filed as an Exhibit to Form 8-K with the Securities and Exchange Commission upon execution hereof, and subsequently as an Exhibit to an Information Statement pursuant to Rule 14C of the Securities Exchange Act of 1934 in connection with approvals required by Section 9.14 above.

9.15                           No Disparagement. From and after the date of execution of this Agreement, none of the parties hereto, nor any of their officers, directors, managers or key employees, as that term is generally understood, shall disparage the other in any communications, whether oral or written.

10.0                           Buyer’s Obligations.

10.1                           Obligation to Maintain Confidence. Unless and until the Closing has been consummated, Buyer and its officers, directors, and other representatives will hold in strict confidence, and will not use to the detriment of Selling Parties, all data and information with respect to the business of Corporation and Subsidiary obtained in connection with this transaction or Agreement, unless disclosure of such information is otherwise required by law or by any Governmental Authority or in any Proceeding.

10.2                           Waiver of Compliance with Bulk Sales Law. Buyer waives compliance with the provisions of Article 6 of the California Uniform Commercial Code relating to bulk sale in connection with this sale of assets, subject to the indemnities of Selling Parties contained in this Agreement. Nothing in this paragraph will stop or prevent either Buyer or Subsidiary from asserting as a bar or defense to any Proceeding brought under the bulk sale law that such law does not apply to the sale contemplated under this Agreement.

11.0                           Conditions Precedent to Buyer’s Performance. The obligations of Buyer to purchase the Assets under this Agreement are subject to the satisfaction, at or before the Closing, of all the conditions set out below in this Section 11. Buyer may waive any or all of these conditions in whole or in part in writing, and such waiver shall be a waiver for all purposes hereunder.

11.1                           Accuracy of Selling Parties’ Warranties. All representations and warranties by each of the Selling Parties in Section 7 of this Agreement, or in any written statement that will be delivered to Buyer by any of the Selling Parties under this Agreement must be true and correct in all material respects on and as of the Closing Date, as though such representations and warranties were made on and as of that date. Selling Parties shall update the Exhibits and Disclosure Schedules as of the Closing to reflect any changes to the information provided therein after the date of execution of this Agreement.

11.2                           Performance by Selling Parties. On or before the Closing Date, each of the Selling Parties will have performed, satisfied, and complied in all material respects with all covenants, agreements, and conditions that they are required by this Agreement to perform, comply with, or satisfy, before or at the Closing.

11.3                           Certification of Certain Conditions. Buyer will have received a certificate, dated the Closing Date, signed and verified by Corporation’s and Subsidiary’s respective presidents and their respective treasurers or chief financial officers, stating, in such detail as Buyer and its counsel may reasonably request, that to the best of their knowledge the conditions specified in sections 11.1, 11.2, and 11.5 through 11.7 have been fulfilled.

11.4                           Absence of Litigation. No Proceeding before any Governmental Authority pertaining to the transaction contemplated by this Agreement or to its consummation, or that could reasonably be expected to have a material adverse effect on Subsidiary, its business, assets, or financial conditions, or the Assets will have been instituted or threatened before the Closing Date.

11.5                           Corporate Approval. The execution, delivery, and performance of this Agreement by Corporation and Subsidiary and the consummation of the transactions contemplated will have been duly authorized by all necessary corporate action by the board of directors and shareholders of each of Corporation and Subsidiary, and Buyer will have received copies of all resolutions of the board of directors and shareholders of the Corporation and Subsidiary pertaining to that authorization, certified by their respective secretaries.

11.6                           Consents. All necessary agreements and consents of any parties to the consummation of the transactions contemplated in this Agreement, or otherwise pertaining to the matters covered by it, will have been obtained by Selling Parties.

11.7                           Closing Actions and Approvals. Selling Parties shall have delivered to Buyer all documents and taken all actions required to be taken by such parties under Sections 9 and 11 of this Agreement. The form and substance of all certificates, instruments, and other documents delivered to Buyer under this Agreement must be satisfactory in all reasonable respects to Buyer and its counsel.

11.8                           Due Diligence. Buyer shall be satisfied, in its sole and absolute discretion, with the results of its due diligence review of Corporation and Subsidiary.

12.0                           Conditions Precedent to Sellers’ Performance. The obligations of Corporation and Subsidiary to sell and transfer the Assets under this Agreement are subject to the satisfaction, at or before Closing, of all the following conditions. Selling Parties may waive any or all of these conditions in whole or in part in writing for all purposes hereunder.

12.1                           Accuracy of Buyer’s Warranties. All representations and warranties by Buyer in Section 8 of this Agreement or in any written statement that will be delivered to any of the Selling Parties by Buyer under this Agreement must be true in all material respects on and as of the Closing Date as though such warranties were made on and as of that date.

12.2                           Buyer’s Performance. On or before the Closing Date, Buyer will have performed, satisfied, and complied in all material respects with all covenants, agreements, and conditions that it is required by this Agreement to perform, comply with, or satisfy, before or at the Closing.

12.3                           Buyer’s Approval. The execution, delivery, and performance of this Agreement by Buyer and the consummation of the transactions contemplated will have been duly authorized by all necessary action by Buyer. The parties understand and acknowledge that Buyer is a member managed limited liability company and that no approvals other than the sole member manager are required.

12.4                           Absence of Litigation. No Proceeding, pertaining to the transaction contemplated by this Agreement or to its consummation, will have been instituted or threatened on or before the Closing Date.

12.5                           Closing Actions and Approval. Buyer shall have delivered to Selling Parties all documents and taken all actions required to be taken by such parties under Sections 10 and 12 of this Agreement. The form and substance of all certificates, instruments, opinions, and other documents delivered to Selling Parties under this Agreement must be satisfactory in all reasonable respects to them and their counsel.

13.0                           Time and Place of Closing. The sale and transfer of the Assets by Selling Parties to Buyer (the Closing) will take place at the offices of the Subsidiary, 23456 South Pointe Drive, Laguna Hills, California at 5:00 p.m. local time, on May 27, 2005, or at such other time and place, as the parties may agree to in writing (the Closing Date). The effective time of the Closing shall be 11:59 p.m. on the Closing Date.

14.0                           Selling Parties’ Obligations at Closing. At the Closing, Corporation and Subsidiary must deliver or cause to be delivered to Buyer:

14.1                           Instruments of assignment and transfer of all the Assets being transferred hereunder of every kind and description and wherever situated.

14.2                           Simultaneously with the consummation of the transfer, Corporation, through its officers, agents, and employees, will put Buyer into full possession and enjoyment of all properties and assets to be conveyed and transferred by this Agreement.

14.3                           Corporation shall immediately take all action required to (1) change its name from Electropure to a name unrelated to the Electropure or EDI business or market; and (2) as soon as practicable after the Closing Date, shall take all action required to liquidate completely and terminate Subsidiary’s corporate existence in accordance with applicable law. Buyer shall be provided with a certified copy of the Certificate of Amendment to the Articles of Incorporation of Corporation reflecting its new corporate name and a certified copy of the dissolution documents of Subsidiary filed with the Nevada Secretary of State, as soon as practicable after Closing.

14.4                           Selling Parties shall pay to Buyer, the full amount of interest and principal and remaining fees due to Buyer under that certain Promissory Note between the parties dated December 9, 2004, in the face amount of $100,000.

14.5                           Selling Parties, at any time on or after the Closing Date, will execute, acknowledge, and deliver any further deeds, assignments, conveyances, and other assurances, documents, and instruments of transfer, reasonably requested by Buyer, and will take any other action consistent with the terms of this Agreement that may reasonably be requested by Buyer for the purpose of assigning, transferring, granting, conveying, and confirming to Buyer, or reducing to possession, any or all property to be conveyed and transferred under this Agreement.

14.6                           In further consideration for the payments made by Buyer hereunder, neither Selling Parties will, at any time within the five (5) year period immediately following the Closing Date, directly or indirectly engage in, or have any interest in any Entity (whether as an employee, officer, director, agent, security holder, creditor, consultant, or otherwise) that engages in any activity in the world that is the same as, similar to, or competitive with any activity now engaged in by Subsidiary (or any successor or successors of either), especially but not limited to all electrically-driven and electrochemical separation or purification technology and products, as long as Buyer (or any successor) engages in the activity.

The parties intend that the covenant contained in the preceding portion of this section be construed as a series of separate covenants, one for each country in the world. Except for geographic coverage, each such separate covenant will be considered identical in terms to the covenant contained in the preceding paragraph. If, in any Proceeding, a court refuses to enforce any of the separate covenants included in this paragraph, the unenforceable covenant will be considered eliminated from these provisions for the purpose of those Proceedings to the extent necessary to permit the remaining separate covenants to be enforced.

14.7                           As soon as reasonably possible, but not more than three (3) business days following the Closing, Selling Parties shall pay all trade payables of Subsidiary which were not assumed by Buyer.

14.8                           A certificate executed by the president of Selling Parties certifying that all Selling Parties’ representations and warranties under Section 7 of this Agreement are true as of the Closing Date, as though each of those warranties had been made on that date, and that all of Selling Parties obligations hereunder have been fulfilled.

15.0                           Buyer’s Obligations at Closing. At the Closing, Buyer must deliver to Corporation the following instruments and documents against delivery of the items specified in paragraph 14.0:

15.1                           A bank cashier’s check, or wire transfer in the amount of the difference between the Purchase Price of $800,000 and the Assumed Liabilities and accrued expenses and payroll as set forth in Section 3.0.

15.2                           A certificate executed by the president of Buyer certifying that all Buyer’s representations and warranties under Section 8 of this Agreement are true as of the Closing Date, as though each of those warranties had been made on that date, and that all of Buyer’s obligations hereunder have been fulfilled, including without limitation the satisfactory conclusion of Buyer’s due diligence review;

15.3                           Instruments of assumption of the liabilities of Selling Parties to be assumed hereunder executed by Buyer.

15.4                           Documents releasing and terminating the UCC-1 Financing Statement filed in connection with the Promissory Note described in Section 14.4 above.

16.0                           Selling Parties’ Indemnity. Corporation will indemnify, defend, and hold harmless Buyer against and in respect of claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, and reasonable attorney fees (each a Loss), that Buyer, its directors, officers, employees, consultants, managers, or shareholders (each an indemnified party) will incur or suffer that arise from any breach of or failure by Selling Parties to perform any of their representations, warranties, covenants, or agreements in this Agreement or in any schedule, certificate, exhibit, or other instrument furnished or to be furnished by Selling Parties under this Agreement, or any action brought by shareholders, officers, or directors of Corporation or Subsidiary with respect to this transaction. Despite any other provision of this Agreement, Corporation will not be liable to any indemnified party on any warranty, representation, covenant, or agreement made by Selling Parties in this Agreement, or under any of their indemnities in this Agreement, until such time as all claims of Losses cumulatively exceed $5,000; if and when the aggregate amount of all such claims of Losses cumulatively exceed such amount, Corporation will thereafter only be liable for the Losses from those breaches and indemnities and regarding all those Losses. In no event shall the Corporation be liable for any indemnity obligation, and in the aggregate, in excess of 20% of the Purchase Price.

Buyer will promptly notify Selling Parties of the existence of any claim asserted by a third party against any indemnified party on which Buyer intends to assert an indemnification claim for Loss (a third party claims notice), and will give Selling Parties a reasonable opportunity to defend the same at their own expense and with counsel of their own selection; provided that Buyer will at all times also have the right to participate fully in the defense at its own expense. If, within thirty days after Buyer has given the third party claim notice, Corporation fails to undertake the defense of that third party claim, Buyer will have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment), the claim or other matter on behalf and at the risk of Corporation and Subsidiary. If the claim is one that cannot by its nature be defended solely by Corporation and Subsidiary (including any federal or state Tax Proceeding), Buyer will make available all information and assistance that Corporation and Subsidiary may reasonably request.

17.0                           Buyer’s Indemnity. Buyer must indemnify, defend and hold harmless Corporation and Subsidiary against, and in respect of, Losses they may incur by reason of Buyer’s breach of or failure to perform any of its representations, warranties. covenants, agreements or commitments in this Agreement, or by reason of any act or omission of Buyer, or any of its successors or assigns, after the Closing Date, that constitutes a breach or default under, or a failure to perform, any obligation or liability of any of the Selling Parties under any loan agreement, lease, contract, order, or other agreement to which it is a party or by which it is bound at the Closing Date, but only to the extent to which Buyer expressly assumes these obligations, duties, and liabilities under this Agreement, or with respect to the liabilities and obligations of the business being acquired arising after the Closing Date, other than liabilities which are not assumed by Buyer.  Despite any other provision of this Agreement, Buyer will not be liable to any indemnified party on any warranty, representation, covenant, or agreement made by Buyer in this Agreement, or under any of their indemnities in this Agreement, until such time as all claims of Losses cumulatively exceed $5,000; if and when the aggregate amount of all such claims of Losses cumulatively exceed such amount, Buyer will thereafter only be liable for the Losses from those breaches and indemnities and regarding all those Losses. In no event shall the Buyer be liable for any indemnity obligation, and in the aggregate, in excess of the total amount of the liabilities assumed under in Section 4.0 hereof.

18.0                           Publicity. All notices to third parties and all other publicity concerning the transactions contemplated in this Agreement will be jointly planned and coordinated by and between Buyer and Selling Parties. No party will act unilaterally in this regard without the prior written approval of the others; however, this approval will not be unreasonably withheld. Notwithstanding the foregoing, Buyer shall have no participation, approval or consent rights with respect to any matters requiring public disclosure pursuant to the securities laws.

19.0                           Brokers. Each party warrants that it has dealt with no broker or finder in connection with any transaction contemplated by this Agreement, and, as far as it knows, no broker or other Person is entitled to any commission or finder’s fee in connection with any of these transactions.

20.0                           Expenses. Each party will pay all costs and expenses, including its attorney fees and expenses, incurred or to be incurred by it in negotiating and preparing this Agreement and in Closing and carrying out the transactions contemplated in this Agreement.

21.0                           Effect of Headings. The subject headings of the paragraphs and subparagraphs of this Agreement are included for convenience only and will not affect the construction or interpretation of any of its provisions.

22.0                           Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties. No supplement, modification, or amendment of this Agreement will be binding unless executed in writing by all the parties. No waiver of any of the provisions of this Agreement will be considered, or will constitute, a waiver of any other provision, and no waiver will constitute a continuing waiver. No waiver will be binding unless executed in writing by the party making the waiver.

23.0                           Counterparts. This Agreement may be executed in one or more counterparts, each of which will be considered an original, but all of which together will constitute one and the same instrument.

24.0                           Parties in Interest. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under, or by reason of, this Agreement on any Persons other than the parties to it and their respective successors and assigns; nothing in this Agreement is intended to relieve or discharge the obligation or liability of any third party to any party to this Agreement; and no provision will give any third party any right of subrogation or claim against any party to this Agreement.

25.0                           Assignment. This Agreement will be binding on, and will inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors, and assigns, provided that the Selling Parties may not assign their obligations under this Agreement pre-Closing, and before the Closing, Buyer may not assign any of its rights under this Agreement except to a wholly owned subsidiary of Buyer.

26.0                           Arbitration. Any controversy or claim arising from or relating to this Agreement, or its making, performance, or interpretation, will be settled by arbitration in San Diego County, California under the commercial arbitration rules of the American Arbitration Association then existing. Judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy.

27.0                           Specific Performance. Each party’s obligation under this Agreement is unique. If any party should default in its obligations under this Agreement, the parties each acknowledge that it would be extremely impracticable to measure the resulting damages; accordingly, the non-defaulting party or parties, in addition to any other available rights or remedies, may sue in equity for specific performance, and the parties each expressly waive the defense that a remedy in damages will be adequate.

28.0                           Recovery of Litigation Costs. If any legal Proceeding is brought for the enforcement of this Agreement, or brought because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties will be entitled to recover reasonable attorney fees and other costs incurred in that Proceeding, in addition to any other relief to which they may be entitled.

29.0                           Conditions Permitting Termination. This Agreement may be terminated at any time before completion of the Closing:

29.1                           by mutual written consent of the parties, duly authorized by the boards of directors or managers, as appropriate, of Buyer, Corporation, and Subsidiary;

29.2                           by either party if the Closing has not occurred on or before June 30, 2005 for any reason, provided, however, that the right to terminate this Agreement under this paragraph (2) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

29.3                           by either party if any bona fide Proceeding is pending against any party on the Closing Date that could result in an unfavorable judgment, decree, or order that would prevent or make unlawful the performance of this Agreement;

29.4                           by Corporation or Subsidiary if Selling Parties, or either of them, receive a bona fide offer to acquire substantially all of the assets of Subsidiary, whether by purchase of the subsidiary’s assets directly, by stock purchase of either Subsidiary or Corporation, by purchase of substantially all of Corporation’s assets, or by merger with either Subsidiary or Corporation, on terms materially more favorable to Selling Parties than those set forth herein, and, with the advice of counsel, the failure to consider and accept such offer would result in the breach of the Corporation’s or Subsidiary’s respective boards’ of directors fiduciary duties to the Selling Parties’ respective shareholders and creditors. In the event of a termination under this section 29.4, Corporation shall pay to Buyer an amount equal to five percent (5%) of the gross amount of the offer made by that third party allocated to the assets of Subsidiary (in no case less than Purchase Price), said sum to be paid no later than on the Closing of the third party purchase;

29.5                           by Corporation or Subsidiary if Selling Parties, or either of them, take any action contemplated in section 9.7 that leads to the termination of this Agreement (as being necessary or appropriate to fulfill the fiduciary duties of the board of directors to the Corporation’s shareholders and the Selling Parties’ creditors, with the concurring advice of Corporation’s counsel).  In the event of a termination under this section 29.5, Corporation shall reimburse Buyer for all reasonable expenses associated with actions taken in furtherance of this Agreement, up to a maximum reimbursement of $15,000, said sum to be paid no later than ten (10) days from the date of termination.

29.6                           by either party if Corporation or Subsidiary shall file for protection from creditors in the United States Bankruptcy Court.

29.7                           by either party if Corporation or Subsidiary decides to close the Subsidiary’s operation.

30.                                 Defaults Permitting Termination. If, before the Closing, either Buyer or Selling Parties materially default in the due and timely performance of any of their covenants, or agreements under this Agreement, or if any representation or warranty becomes materially untrue, the non-defaulting party or parties may terminate this Agreement, provided that, if the default or breach of the covenant or agreement, or untruth in the representation, can be cured, termination will not be effective for fifteen days after delivery of written notice of intent to terminate, and if the breach is cured within that time, the non-defaulting party will have no right to terminate this Agreement on account of that breach.

31.                                 Effect of Termination. Any proper termination of this Agreement in accordance with its terms will be effective immediately on delivery of written notice by the terminating party to the other parties (unless a provision of this Agreement permits a party a cure period, and then on the expiration of that cure period without cure). In the event of termination of this Agreement as provided in Section 29, then this Agreement shall be of no further force or effect, except sections 9.15, 10.1, 18, 20, 26, 28, 31, 33 and 34, and nothing in this Agreement shall relieve any party from liability for any willful breach of any covenant of this Agreement or for any intentional or willful act or omission by a party that renders any representation or warranties of such party untrue. Upon termination of this Agreement for any reason, Selling Parties shall pay to Buyer an amount equal to Buyer’s expenses incurred to date in connection with the negotiation and implementation of this Agreement and the transactions reflected herein, up to a maximum of $10,000, said sum to be paid within 30 days of termination.

32.                                 Survival of Representations and Warranties. Only the representations and warranties made by Selling Parties pursuant to Sections 7.8, 7.10 and 7.11 will survive the Closing, and will expire 180 days after the Closing. This limitation period for the survival of these specified warranties of Selling Parties will not apply in the case of fraud.

33.                                 Notices. All notices, requests, demands, and other communications under this Agreement must be in writing and will be considered to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the second day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

To Selling Parties at:	Electropure, Inc.
23456 South Pointe Drive
Laguna Hills, CA 92653
To Buyer at:	SnowPure, LLC
P.O. Box 8157
Rancho Santa Fe, CA 92067

with copy to:	Pauline H. G. Getz
Getz & Associates
13025 Danielson St., Suite 107
Poway, CA 92064

Any party may change its address for purposes of this paragraph by giving the other parties written notice of the new address in the manner set forth above.

34.                                 Governing Law. This Agreement will be construed in accordance with, and governed by, the laws of the State of California as applied to contracts that are executed and performed entirely in California.

35.                                 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of jurisdiction, it is the intent of the parties that all other provisions of this Agreement be construed to remain fully valid, enforceable, and binding on the parties.

IN WITNESS WHEREOF, the parties to this Agreement have duly executed it on the day and year first above written.

BUYER	SnowPure, LLC

	By:	/s/ Michael Snow
Michael Snow, President

CORPORATION	Electropure, Inc.

	By:	/s/ Floyd Panning
Floyd Panning, President

[Seal]

SUBSIDIARY		Electropure EDI, Inc.

	By:	/s/ Floyd Panning
Floyd Panning, President

EXHIBIT A-1

to Agreement for Purchase and Sale of Assets

Assets

All assets currently used in Subsidiary’s business, of any and all kinds and nature, as more specifically described below, but excluding those identified in Exhibit B:

1.                                       All Accounts Receivables, inclusive of those listed in Exhibit F.

2.                                       All raw material, inventory, finished goods, supplies, materials, and works in progress.

3.                                       All claims and rights under contracts and notes specifically assumed by Buyer and reflected on Exhibit C.

4.                                       All software programs (excluding Business Works) and related manuals, documentation, licenses and rights that are currently utilized on each of the computers being transferred to Buyer under the Agreement.  Buyer shall be entitled to use the Business Works software program and license until such time as the Selling Parties no longer require such software program for their continued operation, jointly or severally, at which time the license for the BusinessWorks software program will be transferred to Buyer.

5.                                       The TSMS software program (for the membrane equipment), related manuals, documentation, licenses and rights.

6.                                       All copies and tangible embodiments of software programs and computer data currently utilized by Subsidiary.

7.                                       All Intellectual Property rights and holdings exercisable or available in any jurisdiction of the world, inclusive of, but not limited to, the items specified in Exhibit A-2, and the exclusive right of Buyer to hold itself out to be the successor to the business of Subsidiary.

8.                                       All claims, causes of action, royalty rights, deposits, and rights and claims to refunds and adjustments of any kind (including rights to set-off and recoupment), and insurance proceeds arising after Closing.

9.                                       All business records and information relating to Subsidiary’s business (whether owned by Corporation or Subsidiary), whether in tangible or electronic form, including general and financial records (but excluding corporate governance records), marketing and sales information, operational records (but excluding employee files), customer lists and customer files, vendor lists and vendor files, plans, and pricing information, inclusive of archive accounting files and records for the last three (3) full fiscal years prior to the date of closing.   Buyer will provide Selling Parties with unfettered access to any files transferred hereby upon reasonable notice and request.

10.                                 All physical assets purchased for, or currently used in, the making and expansion of the Ion Exchange Membrane which is the basis for Subsidiary’s business.

11.                                 All physical assets purchased for, or currently used in, the assembly, testing, and shipping of EDI Modules, including, without limitation:

(a)  Injection Molding Tools

(i)  Resin Chamber

(ii)  RC Covers

(iii)  Manifold

(b)  Vacuum Form Tool

(i)  XL Covers

(c)  Gasket Tools

(i)  Old RF tool

(ii)  New RF tool

(iii)  Steel Rule Dies

(iv)  Zap RF and dies

(v)  Zap prototype tools

(d)  Endplate Tool

(i)  Aluminum Die Cast tool

(e)  Steel Rule Dies

(i)  Misc dies

(ii)  Adhesive dies

(f)  Resin Chamber Assembly Equipment

(i)  Membrane Conversion Tanks and associated safety and ventilation equipment, including leasehold improvement fan and curtains.

(ii)  Membrane Rinsing Equipment and sinks and tanks and heaters.

(iii)  Resin Weighing Equipment and Scales

(iv)  Resin Mixing Equipment and scales

(v)  Other Resin Equipment, and local controls and switches.

(vi)  Membrane Application Equipment

(vii)  Refrigerator for filled RC’s

(viii)  Safety shower and eyewash

(g)  Plastic Preparation Equipment

(i)  Ultrasonic welder

(ii)  Associated horns, jigs

(iii)  Testing equipment

(h)  Module Assembly Equipment

(i)  Jigs

(ii)  Pneumatic tools and EDI pneumatic oiling and filtering devices.

(iii)  Press

(iv)  Bolt preparation ovens

(v)  Heat sealing equipment

(vi)  Soldering equipment

(vii)  EDI Tools & Toolbox

(viii)  Zap assembly tools and jigs

(ix)  Benches and stools associated with assembly

(i)  Module Testing Equipment

(i)  Testing stations & associated plumbing (non-building)

(ii)  Testing bench

(iii)  DC Power supplies (production)

(iv)  Hot water treatment cart

(v)   Instruments

(vi)  Carts

(vii) Off-site testing equipment in Netherlands

(viii) Off-site testing equipment in Japan

12.                                 Other EDI and Membrane Support Utilities

(a)  Carbon Tank

(b)  Water Softeners

(c)  RO room portable sink (not part of building)

(d)  RO #1

(e)  RO #2

(f)  RO/EDI #3

(g)  RO Tank #1 & recirculation pump & related circulation plumbing, not part of the building plumbing system.

(h)  RO Tank #2 (testing room) & recirculation pump & related circulation plumbing, not part of the building plumbing system.

(i)  RO Tank #3 (testing room) & recirculation pump & related circulation plumbing, not part of the building plumbing system.

(j)  Inventory racks (gray, orange, green), small and large

Air Compressor (leave behind building copper lines & fittings)

(k)  Timeclock

(l)  EDI Water cooler

(m)  Portable air circulation Fans

(n)  Storage racks in break room

(o)  Storage racks in welder room, including all spare parts, plumbing, electrical, etc.

(p)  Packing and shipping equipment and scales, and handtrucks

(q)  Miscellaneous “non-inventory” palleted items on storage racks

13.                                 R&D Equipment

(a)  Hach 5000

(b)  Hach Portable Analysis Kit

(c)  Meters

(d)  R&D testing bench & resistivity meters

(e)  R&D XL-100 skid for long term testing

(f)  R&D Portable Carts

(g)  R&D DC power supplies

(h)  R&D Tools & Toolbox

(i)  R&D Benches & Tables

(j)  R&D fume hood

(k)  Production engineering prototypes, including

(i)  Heat sealer

(ii)  Auto resin filler

14.                                 Other Tools

(a)  Lathe

(b)  Drill Press

(c)  Saw

(d)  Sander

(e)  Grinder

(f)  Vises

15.                                 Marketing Equipment

(a)  Show booth

(b)  Gateway Monitor used for EDI Customer Presentations, TV, and VCR

(c)  Electropure building sign

(d)  Epson Durabrite printer

16.                                 Furniture

(a)  Training room table & chairs, including whiteboards, excluding built-in benches and cabinets.

(b)  Production Manager furniture & computer, including white boards and benches (not built-in or part of building).

(c)  Desks, deskchairs, guestchairs, file cabinets, bookshelves, books, computers, all upstairs furniture and computers and printers, except from Floyd Panning office, HR office, GF office, corporate Board Room, and kitchen.

(d)  Various empty filing cabinets to be determined

(e)  Customer service computer

(f)  EDI photocopier

(g)  1 4-drawer lateral filing cabinet located in the downstairs reception area and shared by Corp, EDI, Memb, and MIT.

(h)  Break room furniture

(i)  Desk currently utilized at the first reception area nearest the front door

17.                                 Historical Assets

(a)  Physical prototypes & prior art

(b)  Historical physical samples of components (gaskets, membranes, endplates, etc.

(c)  Historical physical samples of membranes, both from Electropure and competitors.

(d)  Competitors products used for analysis, both complete and disassembled.

(e)  Drawings, sketches, binders, drawing file cabinet (generally upstairs storage room)

18.                                 Vehicles

(a)  1992 Chevrolet Astro van bearing vehicle ID number:  1GCDM19Z5NB231520

(b)  Forklift truck, Towmotor Type G, Model 4024, Serial Number 660935

EXHIBIT A-2

to Agreement for Purchase and Sale of Assets

Intellectual Property

1.                                       Patents:

(a)  “Methods and apparatus for the formation of heterogeneous ion-exchange membranes”, United States Patent 6,503,957

Bernatowicz, Snow, et al., Issued January 7, 2003

(b)  “Methods and apparatus for the formation of heterogeneous ion-exchange membranes”, United States Patent 6,716,888

Bernatowicz, Snow, et al., Issued April 6, 2004

(c)  “Methods and apparatus for the formation of heterogeneous ion-exchange membranes”, European Patent (Austria, Switzerland, Germany, France, UK), EP1101790

O’Hare, Snow, et al., Issued October 8, 2004

(d)   “Methods and apparatus for the formation of heterogeneous ion-exchange membranes”, Taiwanese Patent No. 160344, Serial No. 89124477

Bernatowicz, Snow, et al., Issued November 21, 2002

(e)  Same Patent applied for in Japan, JP2001220454A, pending

(f)  Same Patent applied for in Israel, IL139737D, abandoned

(g)  Same Patent applied for in Canada, CA2325938A1, pending

(h)  Same Patent applied for in Mexico, pending

(i)  Same Patent applied for in Korea, pending

(j)  Device/Apparatus patent applied for in US, pending, 2003.

2.                                       Trademarks and trade names:

Electropure™ XL™ XL by Electropure™ EPM, EPX, EPH	Zap™, Zapwater™ Excellion™ HOH Water Technology Watergizer, Eric, Erid

3.                                       Service marks:

High Technology Water SM                                                Water Too Pure to Drink SM

EXHIBIT A-3

to Agreement for Purchase and Sale of Assets

Intangible Assets

1.                                       All ownership and registration rights in all web sites, inclusive of:

www.electropure.com

www.electropure-inc.com

2.                                       All rights to use, disseminate and maintain business telephone numbers, inclusive of:

949.770.9347

949.770.9209 fax

3.                                       All “good will” associated with Subsidiary’s business and assets.

4.                                       All rights in all other forms of intangible business assets, inclusive of “know-how,” required for or otherwise used in and associated with Subsidiary’s business.

EXHIBIT B

to Agreement for Purchase and Sale of Assets

Excluded Assets

The following items, and only they, are excluded from the Agreement for Purchase and Sale of Assets:

All assets which are not specifically identified on Exhibit A-1, A-2, and A-3 to the Agreement including, but not limited to:

1.                                       Excluded from the item “Training room table & chairs, including whiteboards” in Exhibit A-1 are built-in benches and cabinets.

2.                                       Excluded from the item “Desks, deskchairs, guestchairs, file cabinets, bookshelves, books, computers, all upstairs furniture and computers and printers” in Exhibit A-1 are the Floyd Panning office, HR office, GF office, corporate Board Room, and kitchen, together with all furniture, equipment, computers and supplies located in the downstairs reception area, waiting area and MIT area and four (4) of the ten (10) guestchairs referred to in Exhibit A-1.

3.                                       All of Subsidiary’s employee files and corporate governance files.

4.                                       Cash currently held in the possession of Selling Parties.

5.                                       Insurance policies in the name of the Selling Parties

6.                                       Real Estate held in the possession of Electropure Holdings, LLC, a subsidiary of Corporation

7.                                       Employee Benefit Plans

8.                                       Right to tax refunds on payments or transactions arising prior to Closing

9.                                       Any stock equity instrument in the Corporation or any of its subsidiaries, including the Subsidiary.

10.                                 All telephones and telephone equipment located throughout the building at 23456 South Pointe Drive, Laguna Hills, CA, which Buyer shall be permitted to utilize at the location.

11.                                 All business licenses and permits of any kind issued to the Corporation or any of its subsidiaries.

12.                                 All capitalized or organizational costs (but not the tangible capitalized equipment) on the books of the Corporation and its subsidiaries.

13.                                 All Intellectual Property relating to Micro Imaging Technology.

Note:  Also excluded from the Agreement for Purchase and Sale of Assets is customer inventory, raw and finished, which is kept in storage for customers as per ongoing agreements for the same. Such items exist on-site but do not belong to Corporation or Subsidiary, and so are excluded from the asset purchase and sale, and Buyer shall maintain possession and control of the same.

EXHIBIT C

to Agreement for Purchase and Sale of Assets

Assumed Liabilities

The exact amount of the contracts and trade payables to be assumed by Buyer will be determined at Closing.  Such contracts and trade payables are currently estimated to aggregate $290,632 as of the date of this Agreement.

EXHIBIT D

to Agreement for Purchase and Sale of Assets

Accrued Payroll and Expenses

The exact amount of the accrued payroll and expenses to be offset against the purchase price will be determined at Closing.  Such accrued payroll and expenses are currently estimated to aggregate $53,001.35 as of the date of this Agreement.

EXHIBIT E

to Agreement for Purchase and Sale of Assets

Disclosure Schedule

The following information is disclosed by Selling Parties to Buyer, pursuant to section 7.0:

Section 7.3 -                             Financial Statements.  Corporation represents that it has made available to Buyer its Form 10-KSB for the fiscal years ended October 31, 2001, 2002 and 2003 via access to such filings on the Corporation’s website (www.electropure-inc.com) and/or the Securities and Exchange Commission website (www.sec.gov).

Section 7.5 -                               Inventory.  Customer inventory, raw and finished, which is kept in storage for customers as per ongoing agreements for the same, do not belong to the Selling Parties and are excluded from the assets being transferred to Buyer.

Raw materials listed in the inventories may be in the temporary possession of certain vendors during the conduct of ordinary business.

Obligations or contingent liabilities may arise as a result of the following certain agreements:

•                   MIHAMA:              Business Agreement dated February 7, 2003 by and between Electropure, Inc. and Mihama Corporation and its affiliate, AMP Ionex Corporation.

•                   EVERGREEN:                                          Non-Exclusive Distributorship Agreement dated December 5, 2002 by and between Electropure EDI, Inc. and Evergreen Technologies, Pvt., Ltd.

Addendum to Non-Exclusive Distributorship Agreement, created on May 20, 2004.

•                   MAGNA POWER:                  Strategic Alliance Agreement dated October 25, 2002 by and between Electropure EDI, Inc. and Magna-Power Electronics.

•                   ECOLOCHEM:                                   Loan and Supply Agreement dated April 24, 2003 by and between Electropure, Inc., Electropure EDI, Inc. and Ecolochem, Inc.

Amended and Restated Loan and Supply Agreement dated April 24, 2003.

•                   GLEGG:                         Technology Licence Agreement dated July 2, 1994 by and between Electropure, Inc., HOH Water Technology Corporation and Glegg Water Conditioning, Inc.

Amended and Restated Technology Licence Agreement dated May 22, 1997.

•                   POLYMETRICS:                         License Agreement dated May 3, 1995 by and between Electropure, Inc., HOH Water Technology Corporation and Polymetrics.

•                   ROYALTY:       License Agreement dated October 30, 1986 by and between Harry M. O’Hare, HOH Water Tech, Inc. and HOH, Inc.

•                   BLANKET PURCHASE ORDERS issued to certain Vendors to be determined at Closing..

Section 7.6 – Tangible Personal Property.                     The information set forth in Section 7.5 above is incorporated by reference as though fully set forth herein.

Any tangible personal property which may currently be in the possession of vendors, i.e., molds and dies,  may be construed to be encumbered by any outstanding balance due the vendor holding such property.

The software programs identified in Exhibit A-1 may be subject to license agreements, the terms and conditions of which are dictated by the respective manufacturer of each such software program.

EXHIBIT F

to Agreement for Purchase and Sale of Assets

Accounts Receivable

The exact amount of the accounts receivable to be transferred to Buyer will be determined at Closing.  Such accounts receivable are currently estimated to aggregate $26,882 as of the date of this Agreement.